Staffing 360 Solutions Announces Preliminary Q1 2018 Results

Q1 2018 Revenue Growth of 37%; Gross Profit Growth of 58%

Q1 2018 Highlights:

•	Revenue growth of 37% to approximately $55.8 million
•	Gross profit growth of 58% to approximately $11.6 million
•	Gross margin strengthened to approximately 20.8%
•	Net loss decreased to approximately $1.3 million
•	Adjusted EBITDA growth of 55% to approximately $1.6 million
•	Non-adjusted EBITDA growth by $3.0 million to $1.75 million

New York, NY – April 30, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), (“STAF 360” or “the Company”), a staffing solutions company executing an international buy-and-build strategy in the U.S. and the U.K., today announced it preliminary results for the three months period ended March 31, 2018 (“Q1 2018”).

Subject to the completion of the review of STAF 360’s interim financial statements for Q1 2018, and filing of its Form 10-Q with the Securities and Exchange Commission (“SEC”), the results for Q1 2018 are expected to be as follows1:

•

Q1 2018 revenue of approximately $55.8 million, an increase of approximately 37% from the $40.7 million reported for the three months ended April 1, 2017 (“Q1 2017”). Included in the Q1 2018 revenue is $17.9 million from acquisitions completed in September 2017, approximately $0.6 million from favorable foreign currency translation, partially offset by the impact of low margin business that we exited in Fiscal 2017. In addition, in Q1 2018 we were impacted by weather-related stoppages primarily for our Northeast clients.

•	Q1 2018 gross profit of approximately $11.6 million, a 58% increase from the $7.3 million reported for Q1 2017.
•

Q1 2018 gross margin improved to approximately 20.8% from 18.0% for Q1 2017.  The gross margin improvement, reflects the acquisition of two higher margin businesses, the strengthening of our permanent placement business, and the continued improvements in our workers compensation insurance costs.

•	Q1 2018 net loss of approximately $1.3 million, a substantial improvement as compared to a net loss of $3.1 million reported for Q1 2017.

[1]

Actual results may differ materially from the estimates described above due to developments or other information that may arise between now and the time the financial results for Q1 2018 are finalized. These preliminary results should not be viewed as a substitute for our interim consolidated financial statements prepared in accordance with GAAP.

•	Q1 2018 adjusted EBITDA of approximately $1.6 million, an increase of over 55% as compared to $1.0 million for Q1 2017.
•	Pro Forma trailing twelve-month adjusted EBITDA of approximately $10.3 million; this includes adjusted EBITDA of the two acquired companies prior to September 2017.

Brendan Flood, Chairman and Chief Executive Officer stated, “Q1 2018 was another quarter of improved operational and financial performance for STAF 360.  As expected, due to the internal growth initiatives which we put in place at the beginning of the year, in Q1 2018 we grew our revenues, improved our gross profit and substantially decreased our net loss.  We expect all metrics to continue to improve in the upcoming quarters and 2018 to be a year of sustainable, profitable, enterprise-wide growth.”

The Company expects to file its interim results for Q1 2018 on Form 10-Q before the SEC filing deadline of May 15, 2018 and will host an earnings conference call around the same time to discuss the results.

For more information about Staffing 360 Solutions and complete investor materials such as investor presentations, white papers and webcasts of past earnings calls, please visit: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making regarding potential acquisitions, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and goodwill impairment charges.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s audited financial results deviating from its expected financial results,  the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Contacts:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and Chief Executive Officer

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / (646) 507-5711

Staffing 360 Solutions, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

(All Amounts in Thousands)

	Q1 2018	Q1 2017
		(Revised)

Net loss	$ (1,271)	$ (3,081)

Interest expense	1,955	502
Provision for income taxes	152	5
Depreciation and amortization	920	1,319
EBITDA	$ 1,756	$ (1,255)

Acquisition, capital raising and other non-recurring expenses	$ 847	$ 531
Loss on extinguishment of debt	-	1,368
Change in fair value of warrant liability	(538)	92
Gain on intercompany note	(575)	-
Other non-cash charges	373	294
Other (income) / expense	(250)	8
Adjusted EBITDA	$ 1,613	$ 1,038

Trailing Twelve Months ("TTM") Adjusted EBITDA	$ 7,966	$ 5,339

Pro Forma TTM Adjusted EBITDA	$ 10,340	N/A